Exhibit 99.1
Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST DECLARES
MONTHLY CASH DISTRIBUTION FOR NOVEMBER
     Dallas, Texas, November 3, 2005 – Bank of America, N.A., Dallas, Texas, as Trustee of the Sabine Royalty Trust (NYSE – SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.34556 per unit, payable on November 29, 2005, to unit holders of record on November 15, 2005.
     Approximately $442,000.00 for 2005 ad valorem taxes is being deducted from this month’s distribution as compared to $670,000.00 for 2004. These payments are normal expenditures at this time of year. Also, due to the timing of the end of the month of October, approximately $437,000 of revenue received will be posted in the following month of November in addition to normal receipts during November.
     This distribution reflects primarily the oil production for August 2005 and the gas production for July 2005. Preliminary production volumes are approximately 55,563 barrels of oil and 406,065 mcf of gas. Preliminary prices are approximately $59.91 per barrel of oil and $7.68 per mcf of gas.
     For additional information on Sabine Royalty Trust, please visit our website at http://www.sbr-sabineroyalty.com/.
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Contact:	Ron E. Hooper
Senior Vice President
Bank of America, N.A.
Toll Free – 800.365.6541